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                                                                    Exhibit 21

                                 Subsidiaries

                                                          Jurisdiction of
Name of Subsidiary                                 Incorporation or Organization
------------------                                 -----------------------------

1.   BMJ of Lake Tahoe, Inc.                              Delaware
2.   BMJ of Bethlehem, Inc.                               Delaware
3.   BMJ of North Broward, Inc.                           Delaware
4.   BMJ Capital Corp.                                    Delaware
5.   BMJ of Bakersfield, Inc.                             Delaware
6.   Surgical Associates of Lake Tahoe                    Nevada
7.   BMJ Surgical Associates of Bethlehem, L.P.           Pennsylvania
8.   Orthopaedic Management Network, Inc.                 Arizona